Back to Form 8-K

Exhibit 99.1

CONTACTS:
Investor Relations	Media Relations:
Gregg Haddad	Amy Knapp
813-865-1284	813-290-6208

FLORIDA MEDICAID BUDGET CUTS CAUSE HEALTHEASE AND STAYWELL
TO WITHDRAW FROM DUVAL AND BROWARD REFORM PROGRAMS

 Florida Healthy Kids and Medicare Membership Not Affected

TAMPA, FL (February 4, 2009) — WellCare Health Plans, Inc. (NYSE: WCG) has notified the State of Florida that its HealthEase and StayWell Medicaid plans will withdraw from two Reform programs, effective May 1, 2009.  WellCare’s action is a result of recent state budget cuts that make it economically unfeasible to continue offering members sufficient access to quality health services in those programs.

The affected HealthEase and StayWell Reform Medicaid programs are in Duval and Broward counties.  Based on December 31, 2008, estimated membership, approximately 80,000 of 408,000 HealthEase and StayWell members will be affected.

The action announced today does not affect HealthEase or StayWell Non-Reform Medicaid members in Duval or Broward counties, or HealthEase or StayWell Medicaid members in any other Florida county.  In addition, it does not affect HealthEase or StayWell Florida Healthy Kids members in any county, and it does not affect WellCare Medicare members in any county.

“We recognize the State is confronted with difficult choices due to the slowdown in the economy,” said Heath Schiesser, president and chief executive officer of WellCare.  “We are disappointed that we must take this action, but operating in these programs is unsustainable.  We stand ready to help find solutions if future developments at the federal and state levels provide an opportunity to do so.”

Under its contracts, WellCare is required to notify the State in writing 90 days before withdrawing from a service area.  The Company will assist the State in facilitating a smooth transition of the affected members to another health plan or program option.  The Company has been working closely with State officials to explore alternatives and will continue to do so in an effort to stabilize the Medicaid program in these affected areas.

-MORE-

“We are proud to serve the State and Florida Medicaid beneficiaries,” said Alec Cunningham, president of WellCare’s Florida Division.  “We share a common goal with the State of ensuring that the communities we serve have timely access to quality care through a system that manages our State’s rising health care costs.”

During the past year, WellCare has reduced aggressively administrative costs in response to changes in the Florida Medicaid program.  In 2008, WellCare eliminated over 160 Florida positions.  The Company is implementing additional cost-cutting measures in 2009, including a salary freeze, management compensation reductions and the suspension of 401(k) retirement plan contributions for associates across the Company.

This action is not related to ongoing government investigations previously disclosed.  The Special Committee of the Board and the Company continue to cooperate fully with enforcement and regulatory officials in those matters.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored healthcare programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, the aged, blind and disabled and prescription drug plans.  The Company served more than 2.5 million members nationwide as of September 30, 2008.  For more information about WellCare, please visit the Company’s website at www.wellcare.com.

###